EXHIBIT 99

SOLAR ENERGY LIMITED

NEWS RELEASE

SOLAR ANNOUNCES THE ACQUISITION OF D2FUSION INC.

August 19, 2005 — Vancouver, British Columbia — Solar Energy Limited (OTC BB “SLRE.OB”) (“Solar”) today announced the acquisition of D2Fusion Inc. (“D2Fusion”), an R & D company engaged in developing proprietary solid-state fusion technology aimed at entry level heat and energy applications for homes and industry.

Solar issued to D2Fusion’s sole shareholder a five year convertible debenture in the amount of $2,000,000 and agreed to advance up to $2,200,000 in the form of loans over the next twelve months to capitalize D2Fusion’s initial business plan in exchange for all of D2Fusion’s issued and outstanding shares. The acquisition further commits Solar to cause D2Fusion, within six months of the agreement, to have direct access to the public capital markets for the purpose of raising additional capital in excess of Solar’s financing obligations.

Solid-state fusion is a technology more widely recognized under the name “cold-fusion.” It is a radiation free nuclear reaction that, in its simplest form, fuses two deterium atoms into a single helium atom. Each new helium atom created is accompanied by an enormous energy release. To put this into a more common perspective, 1 gram of hydrogen can yield 100 billion watts of energy.

D2Fusion is a research and development firm staffed by scientists and engineers. Russ George and Dr. Tom Passell, who head the Foster City, California based company, have been involved with “cold-fusion” research since 1989. George’s successful “cold-fusion” prototype has been tested at Stanford Research Institute (“SRI”). The immediate target of D2Fusion is to produce a 1kW thermal module with parallel prototypes tested at Los Alamos (headed by Dr. Tom Claytor) and in Frascati, Italy. D2Fusion’s ultimate goal is to produce electricity at less than 2¢/kWh and heat at a fraction of today’s cost, both achieved with no emissions.

Solar is well aware of the controversy surrounding “cold fusion” technology. There is, however, sufficient global evidence that the risk/reward ratio merits investment. Should D2Fusion’s successful prototype be scaled to commercial size, many of the world’s energy, water, and pollution problems could be minimized.

The science and news surrounding solid-state fusion and D2Fusion can be viewed on the company’s website at www.D2Fusion.com.

A number of statements contained in this press release may be considered to be forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These forward-looking statements involve a number of risks and uncertainties, including timely development, and market acceptance of products and technologies, competitive market conditions, successful integration of acquisitions and the ability to secure additional sources of financing. The actual results Solar may achieve could differ materially from any forward-looking statements due to such risks and uncertainties. Solar encourages the public to read the information provided here in conjunction with its most recent filings on Form 10KSB and Form 10QSB. Solar’s public filings may be viewed at www.sec.gov.

         Solar Energy Limited                                                   D2Fusion, Inc.
         Andrew Wallace, Director                                      Russ George, President
         Phone: (604) 669-4771                                                  Phone (650) 274-6853